Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS THIRD QUARTER 2016 RESULTS, AMENDMENT TO CREDIT FACILITY AND FLEET UPDATE

Houston, Texas
November 1, 2016
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) (the “Company”) today reported a net loss attributable to the Company of $0.6 million, or $0.03 per diluted share, for its third quarter ended September 30, 2016 (“current quarter”) on operating revenues of $65.0 million compared to net income attributable to the Company of $0.9 million, or $0.04 per diluted share, for the quarter ended September 30, 2015 (“prior year quarter”) on operating revenues of $69.7 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $15.3 million in the current quarter compared to $17.1 million in the prior year quarter. EBITDA adjusted to exclude gains and losses on asset dispositions was $15.6 million in the current quarter compared to $15.3 million in the prior year quarter. Losses on asset dispositions were $0.2 million in the current quarter compared to gains of $1.8 million in the prior year quarter.
On October 27, 2016, we entered into the third amendment to our Amended and Restated Senior Secured Revolving Credit Facility (the “Facility”) that, among other things, revised our maintenance covenants to provide additional flexibility, reduced the aggregate principal amount of the revolving loan commitments under the Facility from $300.0 million to $200.0 million and added a condition to borrowing and a repayment mechanism in connection with cash amounts held in excess of $40.0 million (with customary carve-outs).
We took delivery of one new AW189 heavy helicopter in October and, pursuant to a contractual agreement, expect to take delivery of another new AW189 helicopter before year end, which will increase our AW189 fleet to four helicopters. We sold two medium helicopters in October and, pursuant to a contractual agreement, expect to sell another medium helicopter before year end.
“Given the uncertainty regarding the timing of a recovery in offshore helicopter demand, we worked closely with our bank group to amend our credit facility to ensure that we continue to have access to ample liquidity for the duration of the downturn,” said Chris Bradshaw, President and Chief Executive Officer of Era Group Inc. “We generated $18 million of cash flows from operations in the third quarter, and we continued to strengthen our balance sheet by paying down $20 million of debt. At the same time, we believe we are making prudent investments to improve our competitive position for the eventual recovery. The combination of our helicopter deliveries and divestitures will allow us to continue to upgrade and diversify our fleet with negligible, if any, incremental cash expenditure.”
Third Quarter Results
Operating revenues in the current quarter were $4.7 million lower compared to the prior year quarter primarily due to lower utilization and lower average rates in the U.S. and the end of certain dry-leasing contracts. These decreases were partially offset by the consolidation of our Brazilian subsidiary, Aeróleo Taxi Aero S/A (“Aeróleo”), and new contracts in Suriname.
Operating expenses were $2.6 million lower in the current quarter primarily due to $5.7 million of credits resulting from the removal of our H225 heavy helicopters from power-by-the-hour (“PBH”) programs, additional reductions in repairs and maintenance expenses due to the timing of repairs and reduced personnel and fuel expenses in the U.S. These decreases were partially offset by the consolidation of Aeróleo.
Administrative and general expenses were $1.7 million lower in the current quarter primarily due to reduced headcount and compensation expense in the U.S. and reduced professional services expenses, partially offset by the consolidation of Aeróleo.
Interest expense was $0.9 million higher in the current quarter primarily because we ceased capitalizing interest on helicopter deposits, partially offset by savings resulting from the cumulative repurchases of a portion of our 7.750% senior unsecured notes (the “7.750% Senior Notes”) and reduced borrowings on our Facility.
Equity earnings were $0.4 million in the current quarter compared to losses of $0.4 million in the prior year quarter primarily due to improved earnings from our Dart Holding Company Ltd. (“Dart”) joint venture.
Sequential Quarter Results
Operating revenues in the current quarter were $1.7 million higher compared to the quarter ended June 30, 2016 (“preceding quarter”) primarily due to normal seasonal activities in Alaska and increased international oil and gas revenues, partially offset by the loss of a search and rescue (“SAR”) subscriber.
Operating expenses were $7.0 million lower in the current quarter primarily due to $5.7 million of credits resulting from the removal of our H225 helicopters from PBH programs, additional reductions in repairs and maintenance expenses due to the timing of repairs and certain non-recurring costs that occurred in the preceding quarter. These decreases were partially offset by increased cost of part sales and fuel expenses.
Administrative and general expenses were $1.4 million higher in the current quarter primarily due to the collection of a previously reserved receivable in the preceding quarter and an increase in bad debt reserves in the current quarter.
EBITDA was $4.6 million higher compared to the preceding quarter. EBITDA adjusted to exclude special items and gains on asset dispositions was $6.8 million higher. Special items in the preceding quarter consisted of a $0.5 million gain on debt extinguishment. Losses on asset dispositions were $0.2 million in the current quarter compared to gains of $1.4 million in the preceding quarter.
Net income was $2.5 million lower compared to the preceding quarter. Excluding the impact of the Aeróleo notes payable contribution in the preceding quarter, which is further discussed below, net income would have been $3.9 million higher in the current quarter.
Nine Months Results
The Company reported a net loss of $2.4 million, or $0.12 per diluted share, for the nine months ended September 30, 2016 (“current nine months”) on operating revenues of $190.9 million compared to net income of $12.2 million, or $0.59 per diluted share, for the nine months ended September 30, 2015 (“prior year period”) on operating revenues of $207.9 million.
During the second quarter of 2016, the Company and its partner in Aeróleo each contributed notes payable to them by Aeróleo as a contribution of additional capital into Aeróleo. As a result of this transaction, the Company reduced total debt by the $6.3 million of notes that were contributed by its partner in Aeróleo and recorded a $6.3 million loss attributable to noncontrolling interest in a subsidiary, which increased net income attributable to the Company by the same amount. Excluding the impact of this transaction, net loss attributable to the Company would have been $8.8 million, or $0.43 per diluted share, in the current nine months.
EBITDA was $38.2 million in the current nine months compared to $64.9 million in the prior year period. EBITDA adjusted to exclude special items and gains on asset dispositions was $33.7 million in the current nine months compared to $46.7 million in the prior year period. Special items in the current nine months consisted of a gain on debt extinguishment of $0.5 million. Special items in the prior year period consisted of a gain on the sale of our fixed base operations (“FBO”) in Alaska of $12.9 million and gains on debt extinguishment of $0.2 million. Gains on asset dispositions were $4.0 million in the current nine months compared to $5.0 million in the prior year period.
Operating revenues in the current nine months were $17.0 million lower than the prior year period primarily due to lower utilization and lower average rates in the U.S., the end of certain dry-leasing contracts and the sale of the FBO, partially offset by the consolidation of Aeróleo and the start of new contracts in Suriname.
Operating expenses were $5.7 million higher in the current nine months primarily due to the consolidation of Aeróleo, partially offset by reductions due to credits resulting from the removal of our H225 helicopters from PBH programs, lower headcount and other cost control measures in the U.S.
Administrative and general expenses were $4.9 million lower in the current nine months primarily due to reduced headcount and compensation expense in the U.S., decreased professional services fees and the recovery of a previously reserved receivable, partially offset by the consolidation of Aeróleo.
Depreciation and amortization expense was $2.8 million higher in the current nine months due to the addition of new helicopters, a base expansion project and investments in additional information technology infrastructure.
Interest expense was $3.3 million higher in the current nine months primarily because we ceased capitalizing interest on helicopter deposits, partially offset by savings resulting from the cumulative repurchases of a portion of our 7.750% Senior Notes.
Foreign currency gains were $0.6 million in the current nine months primarily due to the strengthening of the Brazilian real resulting in gains on our real-denominated balances. Foreign currency losses were $2.3 million in the prior year period primarily due to the settlement of forward currency contracts and the weakening of the euro resulting in losses on our euro-denominated balances.
Equity earnings were $1.1 million in the current nine months compared to a loss of $0.7 million in the prior year period primarily due to improved earnings from our Dart joint venture.
Fleet Update
We continue to experience excess capacity in our medium and heavy helicopters. Excess helicopters include our helicopters other than those under customer contracts, undergoing maintenance, dedicated for charter activity or models subject to operational suspension. We are focused on maximizing the utilization of our fleet and reducing the excess capacity in our medium and heavy helicopters through fleet management initiatives, participation in competitive bids and the pursuit of other opportunities. In addition, we may sell certain helicopters on an opportunistic basis consistent with our long-standing strategy.
Due to an accident in April 2016 involving an Airbus Helicopters H225 (also known as a EC225LP) model helicopter operated by another helicopter company, the civilian fleet of H225 and AS332 L2 model helicopters remains on operational suspension. We own nine H225 helicopters, including five that are currently located in the U.S., three that are currently located in Brazil and one that is currently located in Norway. As of September 30, 2016, the net book value of our H225 helicopters and related inventory of parts and equipment was $162.4 million. During this suspension of H225 operations, we expect to utilize other heavy and medium helicopters to service our operations. Although we do not expect the near-term impact of the suspension to be material to our financial condition or results of operations, it is too early to estimate the full extent or duration of the H225 suspension, the market receptivity of the H225 helicopter for future oil and gas operations, the potential impact on residual values of these helicopters and the impact a long-term suspension could have on our results of operations or financial condition.
Capital Commitments
We had unfunded capital commitments of $150.3 million as of September 30, 2016, of which $35.6 million is payable during the remainder of 2016 with the balance payable through 2018. We may terminate $107.7 million of our total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than aggregate liquidated damages of $2.5 million. The noncancellable portion of our commitments payable during the fourth quarter of 2016 is $29.1 million.
Included in these capital commitments are agreements to purchase seven AW189 heavy helicopters, two S92 heavy helicopters and five AW169 light twin helicopters. The AW189 and S92 helicopters are scheduled to be delivered beginning in 2016 through 2018. Delivery dates for the AW169 helicopters have yet to be determined. In addition, we had outstanding options to purchase up to ten additional AW189 helicopters. If these options are exercised, the helicopters would be scheduled for delivery beginning in 2017 through 2018.
We decided to take delivery of two AW189 helicopters during the fourth quarter of 2016, which accounts for $19.8 million of the noncancellable commitments noted above. After giving effect to these deliveries, our remaining agreements to purchase AW189 helicopters are reduced from seven to five helicopters. We also decided to sell three medium helicopters in the fourth quarter of 2016, and the aggregate cash proceeds from these asset sales are expected to offset the $19.8 million of expenditures noted above.
Liquidity
As of September 30, 2016, we had $32.1 million of cash and $124.3 million of remaining availability under the Facility for total liquidity of $156.4 million. After giving effect to the amendment of the Facility on October 27, 2016, we had $128.8 million of remaining availability, and, based on operating results as of September 30, 2016, our senior secured leverage and interest coverage ratios, as defined in the Facility, would have been 1.2x and 3.6x, respectively. The current covenant requirements for the senior secured leverage and interest coverage ratios, as defined in the Facility (as amended), are not more than 3.0x and not less than 1.75x, respectively. A description of these metrics is included in the financial tables in this release.
The third amendment to the Facility (a) replaced the total leverage maintenance covenant with a senior secured leverage ratio maintenance covenant, (b) reduced the minimum interest coverage ratio, (c) changed the asset coverage ratio, (d) revised the definition of EBITDA to permit an add-back for non-cash expenses and limit the add-back for proceeds from asset sales, (e) reduced the aggregate principal amount of loan commitments from $300.0 million to $200.0 million, and (f) added a provision that requires cash and cash equivalents in excess of $40.0 million (with customary carve-outs) be applied to any outstanding borrowing under the Facility, among other items.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, November 2, 2016, to review the results for the third quarter ended September 30, 2016. The conference call can be accessed as follows:
All callers will need to reference the access code 7739536.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (800) 211-3767
Outside the U.S.: Operator Assisted International Dial-In Number: (719) 325-2356
Replay
A telephone replay will be available through November 17, 2016 and may be accessed by calling (888) 203-1112 for domestic callers or (719) 457-0820 for international callers. An audio replay will also be available on the Company’s website at www.eragroupinc.com shortly after the call and will be accessible through November 17, 2016.
For additional information concerning Era Group, contact Andrew Puhala at (713) 369-4646 or visit Era Group’s website at www.eragroupinc.com.

About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group provides helicopters and related services to customers and third-party helicopter operators in other countries, including Argentina, Brazil, Colombia, the Dominican Republic, India, Suriname and the United Kingdom. Era Group’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations.
Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a small number of customers and the reduction of its customer base resulting from consolidation; cost-saving initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record; the Company’s ability to successfully expand into other geographic and helicopter service markets; the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; risks of engaging in competitive processes or expending significant resources with no guaranty of recoupment; risks of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely; risks that the Company’s customers reduce or cancel contracted services or tender processes; the Company’s reliance on a small number of helicopter manufacturers and suppliers; risks associated with political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s cost to purchase helicopters, spare parts and related services and on asset values; the Company’s credit risk exposure; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of older helicopters and related equipment; the Company’s reliance on information technology; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; risks associated with the Company’s debt structure; the impact of operational and financial difficulties of the Company’s joint ventures and partners; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; adverse weather conditions and seasonality; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties and risks that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K/A for the year ended

December 31, 2015, in Era Group's subsequent Quarterly Reports on Form 10-Q and in Era Group's current reporting on Form 8-K (if any), which are incorporated by reference.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating revenues	$65,006	$69,741	$190,939	$207,894
Costs and expenses:
Operating	40,371	43,007	132,074	126,396
Administrative and general	9,504	11,238	26,871	31,760
Depreciation and amortization	12,519	12,186	37,976	35,186
Total costs and expenses	62,394	66,431	196,921	193,342
Gains (losses) on asset dispositions, net	(246)	1,813	4,034	4,959
Operating income (loss)	2,366	5,123	(1,948)	19,511
Other income (expense):
Interest income	466	232	1,170	800
Interest expense	(4,003)	(3,121)	(12,881)	(9,547)
Derivative gains (losses), net	—	8	—	(14)
Foreign currency gains (losses), net	(33)	146	577	(2,271)
Gain (loss) on debt extinguishment	—	(16)	518	248
Gain on sale of FBO	—	—	—	12,946
Other, net	34	—	63	(9)
Total other income (expense)	(3,536)	(2,751)	(10,553)	2,153
Income (loss) before income taxes and equity earnings	(1,170)	2,372	(12,501)	21,664
Income tax expense (benefit)	69	1,343	(2,177)	9,426
Income (loss) before equity earnings	(1,239)	1,029	(10,324)	12,238
Equity earnings (losses), net of tax	437	(376)	1,062	(719)
Net income (loss)	(802)	653	(9,262)	11,519
Net loss attributable to non-controlling interest in subsidiary	242	208	6,822	633
Net income (loss) attributable to Era Group Inc.	$(560)	$861	$(2,440)	$12,152

Income (loss) per common share, basic	$(0.03)	$0.04	$(0.12)	$0.59
Income (loss) per common share, diluted	$(0.03)	$0.04	$(0.12)	$0.59

Weighted average common shares outstanding, basic	20,384,348	20,260,514	20,322,167	20,243,653
Weighted average common shares outstanding, diluted	20,384,348	20,287,069	20,322,167	20,292,782

EBITDA	$15,323	$17,071	$38,248	$64,878
Adjusted EBITDA	$15,323	$17,087	$37,730	$51,684
Adjusted EBITDA excluding gains	$15,569	$15,274	$33,696	$46,725

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015
Operating revenues	$65,006	$63,351	$62,582	$73,943	$69,741
Costs and expenses:
Operating	40,371	47,396	44,307	45,085	43,007
Administrative and general	9,504	8,140	9,227	11,052	11,238
Depreciation and amortization	12,519	12,691	12,766	12,151	12,186
Total costs and expenses	62,394	68,227	66,300	68,288	66,431
Gains (losses) on asset dispositions, net	(246)	1,367	2,913	994	1,813
Goodwill impairment	—	—	—	(1,866)	—
Operating income (loss)	2,366	(3,509)	(805)	4,783	5,123
Other income (expense):
Interest income	466	403	301	391	232
Interest expense	(4,003)	(4,130)	(4,748)	(3,979)	(3,121)
Derivative gains (losses), net	—	—	—	(4)	8
Foreign currency gains (losses), net	(33)	329	281	(319)	146
Gain (loss) on debt extinguishment	—	518	—	1,369	(16)
Other, net	34	46	(17)	54	—
Total other income (expense)	(3,536)	(2,834)	(4,183)	(2,488)	(2,751)
Income (loss) before income taxes and equity earnings	(1,170)	(6,343)	(4,988)	2,295	2,372
Income tax expense (benefit)	69	(1,232)	(1,014)	4,691	1,343
Income (loss) before equity earnings	(1,239)	(5,111)	(3,974)	(2,396)	1,029
Equity earnings (losses), net of tax	437	601	24	(1,224)	(376)
Net income (loss)	(802)	(4,510)	(3,950)	(3,620)	653
Net loss attributable to non-controlling interest in subsidiary	242	6,448	132	173	208
Net income (loss) attributable to Era Group Inc.	$(560)	$1,938	$(3,818)	$(3,447)	$861

Earnings (loss) per common share, basic	$(0.03)	$0.09	$(0.19)	$(0.17)	$0.04
Earnings (loss) per common share, diluted	$(0.03)	$0.09	$(0.19)	$(0.17)	$0.04

Weighted average common shares outstanding, basic	20,384,348	20,361,533	20,219,937	20,183,027	20,260,514
Weighted average common shares outstanding, diluted	20,384,348	20,364,382	20,219,937	20,183,027	20,287,069

EBITDA	$15,323	$10,676	$12,249	$16,810	$17,071
Adjusted EBITDA	$15,323	$10,158	$12,249	$17,307	$17,087
Adjusted EBITDA excluding gains	$15,569	$8,791	$9,336	$16,313	$15,274

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015
Oil and gas:(1)
U.S. Gulf of Mexico	$33,638	$33,312	$36,812	$40,368	$42,132
Alaska	2,323	1,273	932	3,309	5,429
International	17,306	16,848	14,054	18,865	60
Total oil and gas	53,267	51,433	51,798	62,542	47,621
Dry-leasing	2,664	2,827	3,995	4,643	11,925
Search and rescue	3,877	4,590	4,891	4,955	4,418
Air medical services	1,977	2,007	1,898	1,803	1,854
Flightseeing	3,221	2,494	—	—	3,923
	$65,006	$63,351	$62,582	$73,943	$69,741

FLIGHT HOURS BY LINE OF SERVICE(2) (unaudited)

	Three Months Ended
	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015
Oil and gas:(1)
U.S. Gulf of Mexico	7,266	7,153	7,290	8,255	9,435
Alaska	151	78	77	380	797
International	3,005	2,535	2,332	3,055	22
Total oil and gas	10,422	9,766	9,699	11,690	10,254
Search and rescue	177	199	201	275	265
Air medical services	907	832	618	748	949
Flightseeing	970	679	—	—	1,502
	12,476	11,476	10,518	12,713	12,970
____________________

(1)	Primarily oil and gas services, but also includes revenues from activities such as firefighting, utility support and unmanned aerial solutions.

(2)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)

	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$32,144	$39,160	$30,803	$14,370	$13,808
Receivables:
Trade, net of allowance for doubtful accounts	34,300	36,830	36,980	48,639	39,498
Tax receivables	—	6,011	6,068	6,085	114
Other	6,490	3,641	3,707	3,305	2,399
Inventories, net	26,615	27,764	27,744	27,994	24,932
Prepaid expenses	1,799	2,563	3,274	1,963	3,055
Deferred income taxes	—	—	—	—	2,276
Other current assets	190	191	191	191	2,297
Total current assets	101,538	116,160	108,767	102,547	88,379
Property and equipment	1,175,131	1,172,242	1,171,271	1,175,909	1,175,693
Accumulated depreciation	(347,113)	(336,722)	(325,363)	(316,693)	(311,070)
Net property and equipment	828,018	835,520	845,908	859,216	864,623
Equity investments and advances	29,595	29,299	28,795	28,898	30,256
Goodwill	—	—	—	—	1,589
Intangible assets	1,141	1,148	1,153	1,158	1,411
Other assets	11,177	12,719	12,850	12,532	9,164
Total assets	$971,469	$994,846	$997,473	$1,004,351	$995,422

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$9,132	$15,473	$10,119	$12,000	$12,037
Accrued wages and benefits	9,077	9,565	6,244	9,012	7,861
Accrued interest	3,363	612	3,491	562	3,992
Accrued income taxes	550	—	—	—	7,415
Derivative instruments	—	—	—	—	71
Accrued other taxes	2,311	2,515	1,905	2,520	1,259
Accrued contingencies	1,543	1,280	2,851	2,410	—
Current portion of long-term debt	1,539	1,569	2,291	3,278	25,335
Other current liabilities	2,470	2,184	1,775	2,300	3,476
Total current liabilities	29,985	33,198	28,676	32,082	61,446
Long-term debt	232,655	252,940	263,590	263,698	239,515
Deferred income taxes	227,417	227,933	229,083	229,848	213,998
Deferred gains and other liabilities	4,280	4,418	2,855	2,616	1,956
Total liabilities	494,337	518,489	524,204	528,244	516,915

Redeemable noncontrolling interest	4,331	4,573	4,672	4,804	4,783
Equity:
Era Group Inc. stockholders’ equity:
Common stock	211	211	211	207	207
Additional paid-in capital	437,291	435,714	434,460	433,175	432,774
Retained earnings	38,062	38,622	36,684	40,502	43,949
Treasury shares, at cost	(2,855)	(2,855)	(2,850)	(2,673)	(2,632)
Accumulated other comprehensive income (loss), net of tax	92	92	92	92	92
Total Era Group Inc. stockholders’ equity	472,801	471,784	468,597	471,303	474,390
Non-controlling interest	—	—	—	—	(666)
Total equity	472,801	471,784	468,597	471,303	473,724
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$971,469	$994,846	$997,473	$1,004,351	$995,422

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain items noted in the reconciliation below that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended					Nine Months Ended
	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Sep 30, 2016	Sep 30, 2015
Net Income (loss)	$(802)	$(4,510)	$(3,950)	$(3,620)	$653	$(9,262)	$11,519
Depreciation and amortization	12,519	12,691	12,766	12,151	12,186	37,976	35,186
Interest income	(466)	(403)	(301)	(391)	(232)	(1,170)	(800)
Interest expense	4,003	4,130	4,748	3,979	3,121	12,881	9,547
Income tax expense (benefit)	69	(1,232)	(1,014)	4,691	1,343	(2,177)	9,426
EBITDA	$15,323	$10,676	$12,249	$16,810	$17,071	$38,248	$64,878
Special items (1)	—	(518)	—	497	16	(518)	(13,194)
Adjusted EBITDA	$15,323	$10,158	$12,249	$17,307	$17,087	$37,730	$51,684
Losses (gains) on asset dispositions, net	246	(1,367)	(2,913)	(994)	(1,813)	(4,034)	(4,959)
Adjusted EBITDA excluding gains	$15,569	$8,791	$9,336	$16,313	$15,274	$33,696	$46,725
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(1)	Special items include the following:

•	In the three months ended June 30, 2016, a gain of $0.5 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes;

•
In the three months ended December 31, 2015, a pre-tax gain of $1.4 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes and a pre-tax charge of $1.9 million on the impairment of our goodwill;

•	In the three months ended September 30, 2015, a pre-tax loss of less than $0.1 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes; and

•
In the nine months ended September 30, 2015, a pre-tax gain of $12.9 million on the sale of the FBO and a gain of $0.2 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes.

The Facility requires that the Company maintain certain financial ratios on a rolling four-quarter basis. The interest coverage ratio is a trailing four-quarter quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The senior secured leverage ratio is calculated by dividing (i) the sum of secured debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The senior secured leverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. EBITDA is calculated under the Facility differently than as presented elsewhere in this release.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015
Heavy:
H225	9	9	9	9	9
S92	2	2	2	2	—
AW189	2	2	2	2	—
	13	13	13	13	9

Medium:
AW139	38	38	38	38	39
S76 C+/C++	6	6	6	6	6
S76 A++	—	—	—	2	2
B212	7	7	8	8	8
B412	1	1	1	1	2
	52	52	53	55	57

Light—twin engine:
A109	7	7	7	7	7
EC135	17	17	17	17	17
EC145	5	5	5	5	5
BK117	3	3	3	3	3
BO105	3	3	3	3	3
	35	35	35	35	35

Light—single engine:
A119	14	14	14	14	16
AS350	27	28	29	29	31
	41	42	43	43	47
Total Helicopters	141	142	144	146	148
____________________

(1)	Includes all owned, joint ventured, leased-in and managed helicopters and excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates.